                                                                  EXHIBIT 28 (2)





                           McDERMOTT-ETPM WEST, INC.
                         COMBINED FINANCIAL STATEMENTS
               FOR THE FISCAL YEARS ENDED MARCH 31, 1994 AND 1993

                           McDERMOTT-ETPM WEST, INC.

                                     INDEX


                                                                                    PAGE
REPORT OF INDEPENDENT AUDITORS                                                       3

COMBINED BALANCE SHEET - MARCH 31, 1994 AND 1993                                     4

COMBINED STATEMENT OF INCOME FOR THE FISCAL YEARS
         ENDED MARCH 31, 1994 AND 1993                                               5

COMBINED STATEMENT OF CASH FLOWS FOR THE FISCAL YEARS
         ENDED MARCH 31, 1994 AND 1993                                               6

COMBINED STATEMENT OF COMMON STOCK AND OTHER EQUITY -
         MARCH 31, 1994 AND 1993                                                     7

NOTES TO COMBINED FINANCIAL STATEMENTS                                               8

                         REPORT OF INDEPENDENT AUDITORS




The Board of Directors
McDermott International, Inc.


We have audited the accompanying combined balance sheet of McDermott - ETPM West, Inc. as of March 31, 1994 and 1993, and the related combined statements of income, common stock and other equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of McDermott - ETPM West, Inc. at March 31, 1994 and 1993, and the combined results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                              ERNST & YOUNG


New Orleans, Louisiana
May 9, 1994





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
                            McDERMOTT-ETPM WEST, INC.
                             COMBINED BALANCE SHEET
                            MARCH 31, 1994 and 1993


                                                                      1994                      1993
                                                                      ----                      ----
                                                                             (In thousands)
ASSETS
Current Assets:
    Cash and cash equivalents                                  $      136,885            $      101,325
    Accounts receivable - trade                                        26,404                    81,814
    Accounts receivable - affiliates                                    4,685                       845
    Accounts receivable - other                                         3,355                     5,134
    Contracts in progress                                                 981                    16,214
    Prepaid expenses                                                      549                       343
- - - -------------------------------------------------------------------------------------------------------
         Total Current Assets                                         172,859                   205,675
- - - -------------------------------------------------------------------------------------------------------
Machinery and Equipment, at Cost:                                       5,740                     4,578
    Less accumulated depreciation                                       1,964                       773
- - - -------------------------------------------------------------------------------------------------------
         Net Machinery and Equipment                                    3,776                     3,805
- - - -------------------------------------------------------------------------------------------------------
Other Assets                                                              109                       146
- - - -------------------------------------------------------------------------------------------------------
         TOTAL                                                 $      176,744            $      209,626
- - - -------------------------------------------------------------------------------------------------------
- - - -------------------------------------------------------------------------------------------------------

LIABILITIES AND EQUITY

Current Liabilities:
    Accounts payable                                           $       59,674            $       92,604
    Accounts payable - affiliates                                          77                    18,380
    Advance billings on contracts                                      20,684                    43,088
    Accrued liabilities - other                                        36,178                    19,310
    Income taxes payable                                                4,047                     2,264
- - - -------------------------------------------------------------------------------------------------------
         Total Current Liabilities                                    120,660                   175,646
- - - -------------------------------------------------------------------------------------------------------
Other Liabilities                                                       8,362                     9,563
- - - -------------------------------------------------------------------------------------------------------
Common Stock and Other Equity:
    Common stock (par value $1.00 per share, authorized
      1,000,000 shares; outstanding 10,000 shares)                         10                        10
    Retained earnings and other venture capital                        65,641                    37,647
    Cumulative foreign exchange translation adjustments               (17,929)                  (13,240)
- - - -------------------------------------------------------------------------------------------------------
         Total Common Stock and Other Equity                           47,722                    24,417
- - - -------------------------------------------------------------------------------------------------------
         TOTAL                                                 $      176,744            $      209,626
- - - -------------------------------------------------------------------------------------------------------
- - - -------------------------------------------------------------------------------------------------------

See accompanying notes to combined financial statements.





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
                           McDERMOTT-ETPM WEST, INC.
                          COMBINED STATEMENT OF INCOME
                 FOR THE TWO FISCAL YEARS ENDED MARCH 31, 1994



                                                                   1994                      1993
                                                                   ----                      ----
                                                                           (In thousands)
Revenues                                                    $      382,934            $      532,477
- - - ----------------------------------------------------------------------------------------------------
Costs and Expenses:
    Cost of operations                                             298,967                   432,163
    Depreciation                                                     1,191                       567
    Selling, general and administrative expenses                    36,110                    45,763
- - - ----------------------------------------------------------------------------------------------------
                                                                   336,268                   478,493
- - - ----------------------------------------------------------------------------------------------------
         Operating Income                                           46,666                    53,984
- - - ----------------------------------------------------------------------------------------------------
Other Income:
    Interest income                                                  8,609                     7,907
    Foreign currency transactions gains (net)                        3,879                    15,919
- - - ----------------------------------------------------------------------------------------------------
                                                                    12,488                    23,826
- - - ----------------------------------------------------------------------------------------------------
Income before Provision for Income Taxes                            59,154                    77,810

Provision for Income Taxes                                           4,252                     3,003
- - - ----------------------------------------------------------------------------------------------------
Net Income                                                  $       54,902            $       74,807
- - - ----------------------------------------------------------------------------------------------------
- - - ----------------------------------------------------------------------------------------------------

See accompanying notes to combined financial statements.





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
                           McDERMOTT-ETPM WEST, INC.
                        COMBINED STATEMENT OF CASH FLOWS
             FOR THE TWO FISCAL YEARS ENDED MARCH 31,1994 AND 1993

                     INCREASE IN CASH AND CASH EQUIVALENTS


                                                                   1994                      1993
                                                                   ----                      ----
                                                                           (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income                                                  $       54,902            $       74,807
- - - ----------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to
  net cash provided by operating activities:
     Depreciation                                                    1,191                       567
     Changes in assets and liabilities:
       Net contracts in progress and advance billings               (7,171)                  (18,546)
       Accounts receivable                                          53,349                    42,942
       Accounts payable                                            (51,233)                    3,154
       Other, net                                                   18,513                    (3,855)
- - - ----------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                           69,551                    99,069
- - - ----------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:

Purchases of property, plant and equipment                          (1,162)                   (1,566)
- - - ----------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                               (1,162)                   (1,566)
- - - ----------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:

Dividends paid in advance of shareholder approval                  (26,908)                       --
- - - ----------------------------------------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES                              (26,908)                       --
- - - ----------------------------------------------------------------------------------------------------
EFFECTS OF EXCHANGE RATE CHANGES ON CASH                            (5,921)                  (24,448)
- - - ----------------------------------------------------------------------------------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                           35,560                    73,055
- - - ----------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                     101,325                    28,270
- - - ----------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                    $      136,885          $       101,325
- - - ----------------------------------------------------------------------------------------------------
- - - ----------------------------------------------------------------------------------------------------

See accompanying notes to combined financial statements.

                           McDERMOTT-ETPM WEST, INC.
              COMBINED STATEMENT OF COMMON STOCK AND OTHER EQUITY
                                 MARCH 31, 1994


                                 (In thousands)


                                                  Retained Earnings                Foreign
                                   Common             and Other                    Currency
                                    Stock          Venture Capital               Translation              Total
                                    -----          ---------------               -----------              -----
Balance April 1, 1992              $   10            $     (37,160)           $         2,312        $     (34,838)

Net income                             --                   74,807                         --               74,807

Cumulative foreign
  exchange translation
  adjustments                          --                       --                    (15,552)             (15,552)
- - - ------------------------------------------------------------------------------------------------------------------
Balance March 31,
  1993                                 10                   37,647                    (13,240)              24,417
- - - ------------------------------------------------------------------------------------------------------------------
Net income                             --                   54,902                         --               54,902

Dividends paid in advance
  of shareholder approval              --                  (26,908)                        --              (26,908)

Cumulative foreign
  exchange translation
  adjustments                          --                       --                     (4,689)              (4,689)
- - - ------------------------------------------------------------------------------------------------------------------
Balance March 31,
  1994                             $   10            $      65,641            $       (17,929)       $      47,722
- - - ------------------------------------------------------------------------------------------------------------------
- - - ------------------------------------------------------------------------------------------------------------------

See accompanying notes to combined financial statements.





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
                           McDERMOTT-ETPM WEST, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
               FOR THE FISCAL YEARS ENDED MARCH 31, 1994 AND 1993


NOTE 1 - GENERAL

McDermott-ETPM West, Inc. is a joint venture between McDermott International, Inc. and ETPM, S.A. which provides general marine construction services to the petroleum industry in the North Sea, West Africa and South America. McDermott International and ETPM, S.A. own 49.9% and 50.1% of McDermott-ETPM West, Inc., respectively. McDermott-ETPM West, Inc., a Panamanian corporation, charters one semi-submersible lay barge and one combination derrick-pipelaying barge from McDermott International and two combination derrick-pipelaying barges from ETPM, S.A. McDermott International and ETPM, S.A. also provide fabrication facilities located in Warri, Nigeria and Tchenque, Gabon, respectively.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The combined financial statements are presented in U.S. dollars in accordance with accounting principles generally accepted in the United States. The combined financial statements combine financial information of McDermott-ETPM West, Inc. and its subsidiaries, and other entities of both McDermott International, Inc. and ETPM S.A., which perform contracts on behalf of McDermott-ETPM West, Inc. All significant intercompany transactions and accounts have been eliminated.

Unless the context otherwise requires, hereinafter the "Joint Venture" will be used to mean the combined enterprise.


Cash and Cash Equivalents

Cash equivalents are highly liquid investments, with maturities of three months or less when purchased. The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair value.


Contracts and Revenue Recognition

Contract revenues on long-term contracts are recognized on a percentage of completion method. Under this method revenues and costs are recognized based on the percentage that costs to date bear to total estimated costs. Revenues that exceed amounts invoiced to customers under the terms of the contracts are included in Contracts in Progress. Billings that exceed revenues recognized under percentage of completion are included in Advance Billings on Contracts. Most long-term contracts have provisions for progress payments. Contract price and cost estimates are reviewed periodically as the work progresses and adjustments proportionate to the percentage of completion are reflected in income in the period when such estimates are revised. There are no unbilled revenues which will not be billed. Provisions are made currently for all known or anticipated losses. Claims for extra work or changes in scope of work are included in contract revenues when collection is probable.

Retainages on contracts are included in Accounts receivable - trade. There were no such amounts at March 31, 1994, while $1,899,000 (all of which was collected during fiscal year 1994) was included at March 31, 1993.





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
Depreciation, Maintenance and Repairs and Drydocking Expenses

Machinery and equipment is depreciated on the straight-line method, using estimated useful lives of four to seven years. Maintenance, repairs and renewals which do not materially prolong the useful life of an asset are expensed as incurred ($13,896,000 and $12,317,000 during fiscal years 1994 and 1993, respectively), except for drydocking costs for the marine fleet and refurbishment costs for the main work barges, both of which are chartered from the stockholders. Drydocking costs are estimated and accrued over the period of time between drydockings, and are charged to operations currently. Refurbishment costs for the main work barges are estimated and accrued during working periods and charged to operations currently.


Foreign Currency Translation

Assets and liabilities are translated into U.S. Dollars at current exchange rates and income statement items are translated at average exchange rates for the year. Adjustments resulting from the translation of foreign currency financial statements are recorded in a separate component of equity.


Forward Exchange Contracts

The Joint Venture enters into forward exchange contracts primarily as hedges relating to identifiable currency positions. These financial instruments are designed to minimize exposure and reduce risk from exchange rate fluctuations in the regular course of business. Gains and losses on forward exchange contracts which hedge exposures on firm foreign currency commitments are deferred and recognized as adjustments of the bases of those assets. Gains and losses on forward exchange contracts which hedge foreign currency assets and liabilities are recognized in income as incurred. Such amounts effectively offset gains and losses on the foreign currency assets or liabilities that are hedged.

At March 31, 1994 and 1993, respectively, the Joint Venture has forward exchange contracts to purchase $31,987,000 and $10,959,000 in other currencies (primarily Dutch Guilders) with French Francs, and to sell $106,463,000 and $155,942,000 in other currencies (primarily U.S. Dollars, British Pounds, Norwegian Kroner and Irish Pounds) for French Francs. The 1994 forward exchange contracts have various maturities, all of which occur during fiscal years 1995 and 1996.


The fair values of forward exchange contracts are estimated by obtaining quotes from brokers. At March 31, 1994 and 1993, the net fair value of the contracts was approximately $74,507,000 and $144,223,000, respectively.


NOTE 3 - INCOME TAXES

All income has been earned outside of Panama and McDermott-ETPM West, Inc. along with the other entities included in the Joint Venture are not subject to income tax in Panama on income earned outside of Panama. Substantially all income taxes provided are based on the deemed profits of contracts performed in various taxing jurisdictions.

In the countries in which Joint Venture operations are conducted through an ad hoc joint venture between McDermott International, Inc. and ETPM S.A. or through a registered partnership between a McDermott and ETPM entity, the respective McDermott and ETPM entities are responsible for taxes based on their proportionate share of contract revenues and costs; therefore, no taxes are reflected in these statements. Therefore, there is no expected relationship between the provision for income taxes and income before provision for income taxes.


NOTE 4 - CONTINGENCIES AND COMMITMENTS

The Joint Venture is a defendant in numerous legal proceedings. Management believes that the outcome of these proceedings will not have a material adverse effect on the combined financial position of the Joint Venture.

Commitments for capital expenditures amounted to approximately $2,604,000 at March 31, 1994, all of which relates to fiscal year 1995.

The stockholders of the Joint Venture are contingently liable under standby letters of credit totalling approximately $53,557,000 at March 31, 1994, issued in the normal course of business.


NOTE 5 - FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK

The Joint Venture's customers are primarily in the petroleum industry in the North Sea and West Africa. This customer base is diversified between both public and private industry customers, in numerous European and West African countries. The management of the Joint Venture believes this diversification minimizes any potential credit risk. Receivables are generally not collateralized.


NOTE 6 - RELATED PARTY TRANSACTIONS


The Joint Venture has material transactions with McDermott International, Inc. and ETPM, S.A. occurring in the normal course of operations. Under the joint venture agreement, marine equipment and fabrication facilities are chartered into the Joint Venture from both stockholders. The charter expense for fiscal years 1994 and 1993 was $26,361,000 and $25,578,000, respectively.

In addition, ETPM, S.A. provides general and administrative services to the Joint Venture. In fiscal years 1994 and 1993, the amounts of these services were approximately $35,854,000 and $44,162,000, respectively.





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